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                                                                     Exhibit 8.2
               [Letterhead of Orrick, Herrington & Sutcliffe LLP]

                                        April 21, 1999

America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166-9323

Ladies and Gentlemen:

   We have acted as counsel to America Online, Inc., a Delaware corporation ("AOL"), in connection with the contemplated merger (the "Merger") of MF Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of AOL ("Merger Sub") with and into MovieFone, Inc., a Delaware corporation ("MovieFone"), pursuant to an Agreement and Plan of Merger dated as of February 1, 1999 (the "Merger Agreement") by and among AOL, Merger Sub and MovieFone. You have requested our opinion as to certain federal income tax matters relating to the Merger. This opinion is being delivered to you pursuant to
Section 6.2(g) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

   In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the registration statement relating to the Merger on Form S-4 in the form filed with the Securities and Exchange Commission (the "Registration Statement"), the Merger Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied upon certain statements, representations and agreements made by AOL, Merger Sub and MovieFone, including representations set forth in the Officer's Certificates of AOL, Merger Sub and MovieFone that were provided to us (the "Officers' Certificates"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by AOL, Merger Sub, MovieFone, and others, including those set forth in the Officers' Certificates. We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.

   In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with such agreements and that all covenants contained in the Merger Agreement (including exhibits thereto) and the Officers' Certificates will be performed without waiver or breach of any material provision thereof. Moreover, we have assumed that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. Furthermore, we have assumed that the Merger qualifies as a statutory merger under the laws of the State of Delaware.

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   The opinion expressed in this letter is based on the provisions of the
Internal Revenue Code of 1986, as amended, final, temporary and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). No ruling from the Internal Revenue Service (the "IRS") has been or will be sought on any issues related to the Merger, and there can be no assurance that the IRS will not take a contrary view. Although our opinion expressed in this letter represents our best judgments as to such matters, our opinion has no binding effect on the IRS or the courts.

   Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the discussion under the heading "Material United States Federal Income Tax Consequences of the Merger" contained in the Registration Statement, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

   Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions, related to the Merger or contemplated by the Merger Agreement. We are furnishing this opinion to you solely in connection with section 6.2(g) of the Merger Agreement and it may not to be relied upon, used, circulated, quoted or otherwise referred to by, nor may copies hereof be delivered to, any other person without our prior written approval. We consent to the use of our name under the heading "Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                            Very truly yours,

                                            /s/ Orrick, Herrington & Sutcliffe
                                         LLP